Exhibit 10.1

February 25, 2022

Mr. James Rhyu

Dear James:

This letter (the “Agreement”) represents an amendment and restatement of your prior letter agreement with Stride, Inc., a Delaware corporation (the “Company”), dated January 22, 2021 (the “Original Effective Date”), pursuant to which you accepted employment as the Company’s Chief Executive Officer (the “Prior Agreement”). This Agreement shall be considered effective as of February 25, 2022 (the “Effective Date”). This Agreement shall supersede and replace the Prior Agreement and, from and after the Effective Date, the Prior Agreement shall be null and void ab initio. Once countersigned by you, this letter shall constitute a binding agreement between you (the “Executive”) and the Company, effective as of the Effective Date.

1.            Employment. Executive shall continue to serve as the Chief Executive Officer of the Company and report to the Company’s board of directors (the “Board”). Executive shall perform such duties and have such responsibilities as are normally commensurate with Executive’s position, including such other duties as are reasonably assigned to Executive from time to time. Executive agrees that the Company shall be his exclusive employer and Executive shall devote his full business time to performing Executive’s responsibilities under this Agreement.

2.            Salary. Executive’s base salary shall be $800,000 annually (the “Base Salary”), subject to standard payroll deductions. The Base Salary shall be paid on the Company’s regular payroll dates in accordance with the Company’s normal payroll practices. Executive’s Base Salary shall be reviewed annually, and the Board or its compensation committee (the “Compensation Committee”) shall determine, in their sole and absolute discretion, whether to grant Executive any increases to the Base Salary based on the performance of Executive and the Company.

3.            Performance Bonus. Executive will be eligible to receive an annual end of fiscal year bonus (the “Performance Bonus”) with a target equal to one hundred fifty percent (150%) of the Executive’s Base Salary. Actual bonus payments may vary (above or below target) based on the overall performance of the Company, including Company performance metrics to be determined by the Board or Compensation Committee, the successful completion of the Executive’s personal performance goals and objectives and the discretion of the Board or Compensation Committee. Payment of any amount is conditioned upon your employment with the Company on the scheduled payroll date when bonus payments are issued.

Any Performance Bonus shall be paid in accordance with the terms of the Company’s bonus plan, but in any event within the period required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) such that it qualifies as a “short-term deferral” pursuant to Treasury Regulation Section 1.409A-1(b)(4).

4.             Annual Equity Incentive Awards. During Executive’s employment as Chief Executive Officer, Executive will be eligible to participate in and will receive awards under the Company’s equity incentive award plans and programs as in effect from time to time at a level and on terms commensurate with his position as Chief Executive Officer (“Ongoing Equity Awards”). Ongoing Equity Awards are currently granted on an annual basis at or near the beginning of each fiscal year of the Company, in each case as determined by the Board or the Compensation Committee of the Board, and are expected to be granted in the form of performance-based restricted stock, restricted stock units or similar awards, in each case as determined by the Board or the Compensation Committee of the Board in their discretion from time to time. For the avoidance of doubt, all equity compensation awards are subject to approval by the Board on an annual basis or otherwise at the time of grant. This Agreement is not intended to impact any outstanding equity compensation awards that were previously granted, which awards remain unchanged and in effect in accordance with their terms.

5.             One-Time Stock Award. The Company previously granted Executive a one-time award of restricted stock under the Company’s 2016 Incentive Award Plan (the “Plan”), having a value as of the grant date of $1,500,000 (the “One-Time Stock Award”). 50% of the One-Time Stock Award (the “Time-Based Portion”) is subject to time-based vesting in semi-annual installments following the Effective Date with 20% of the shares vesting in the first year following the Effective Date and 40% of the shares vesting in each of the next two years following the Effective Date. The remaining 50% of the One-Time Stock Award (the “Performance-Based Portion”) is eligible to vest based on the Company’s attainment of a financial performance metric to be determined by the Board or Compensation Committee at the time of grant for a calendar year 2021 performance period. The Performance-Based Portion will be subject to (i) a threshold performance level, at which 80% of the shares subject to the Performance-Based Portion would be earned, (ii) a target performance level, at which 100% of the shares subject to the Performance-Based Portion would be earned, and (iii) a maximum performance level, at which 133% of the shares subject to the Performance-Based Portion would be earned. Any shares considered earned in respect of the Performance-Based Portion will vest in three equal annual installments with the first installment vesting on the one-year anniversary of the Original Effective Date. The One-Time Stock Award will be subject to the terms and conditions of the Company’s standard form of restricted stock award agreements for Company executives.

6.             Personal Time Off. Executive shall be entitled to vacation and personal time off in accordance with the Company’s policy, which is subject to change or deletion at the discretion of the Company.

7.             Expenses. During Executive’s employment, the Company shall reimburse Executive for reasonable travel, business entertainment, and other business expenses incurred in the performance of Executive’s duties, upon presentation of supporting documentation, in accordance with and subject to all Company policies, including any bring-your-own-device or similar policy.

8.             Benefits. Executive will be eligible to participate in such health, welfare and retirement benefit plans as may be adopted from time to time by the Company on the same basis as similarly situated employees, including participation in any senior-level executive benefit plans that may be adopted by the Company. Executive’s participation shall be subject to: (i) the terms of the applicable plan documents; (ii) generally applicable Company policies; and (iii) the discretion of the Board or any administrative or other committee provided for in, or contemplated by, such plan or programs. These plans and programs are subject to change or deletion at the discretion of the Company. In addition, the Company will pay or reimburse Executive’s reasonable attorneys’ fees incurred in connection with the review and execution of this Agreement.

9.            Holidays. Executive will be eligible for paid holidays in accordance with the Company’s holiday policy and schedule, as may be amended by the Company from time to time at the sole discretion of the Company.

10.           Employment at Will; Termination.

10.1.        Employment at Will. Executive’s employment with the Company will be on an “at will” basis, meaning that Executive’s employment is not for a specified period of time and can be terminated by Executive or the Company at any time, with or without cause, and with or without notice.

10.2.        Termination by Company for Cause. The Company may terminate this Agreement at any time, effective immediately, for Cause, which shall be defined as: (i) a Willful and continued material failure to perform Executive’s duties under this Agreement in a satisfactory manner (other than as a result of total or partial incapacity due to physical or mental illness or Disability, as defined in Section 10.3 below), where Willful means, when applied to any action or omission made by Executive, that Executive did so without a good faith belief that such action or omission was in, or was not contrary to, the best interests of the Company; (ii) acts of dishonesty, fraud, embezzlement, misrepresentation, and misappropriation involving the Company or any of its affiliates; (iii) unprofessional conduct which may adversely affect the reputation of the Company and/or its relationship with its customers, employees or suppliers; and (iv) a conviction of, or entry of a guilty plea or no contest to, any crime involving moral turpitude or dishonesty (collectively “Cause”). In the event of termination of this Agreement for Cause, Executive shall immediately be paid all accrued Base Salary and any reasonable and necessary business expenses properly incurred by Executive in connection with the duties hereunder, all through the date of termination. All stock options held by Executive shall expire at the date of termination for any of the above-enumerated reasons to terminate for Cause. In addition, the parties’ obligations hereunder, except as set forth in the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement (as defined below), Agreement to Arbitrate (as defined below), and Sections 10, 11 and 12 of this Agreement, shall terminate.

10.3.        Termination upon Disability or Death. Executive’s employment with the Company shall terminate upon the Disability or death of Executive. In the event of such termination, the Company shall pay to Executive any unpaid compensation to the extent earned and payable as of the date of termination. As used herein, the term “Disability” means a physical or mental disability that renders Executive unable to perform Executive’s normal duties for the Company for a period of ninety (90) or more days as determined in the good faith judgment of the Compensation Committee or the Board. If Executive disagrees with the good faith determination of Disability, the matter shall be submitted to arbitration pursuant to the Agreement to Arbitrate, which is incorporated herein by reference as provided in Section 11.1 of this Agreement.

10.4.        Termination by Company without Cause. The Company may terminate Executive’s employment and this Agreement at any time, effective immediately, without Cause. In the event that the Company terminates Executive’s employment and this Agreement without Cause, Executive shall be paid immediately (except as noted) all accrued Base Salary and any reasonable and necessary business expenses properly incurred by Executive in connection with Executive’s duties hereunder, all through the date of termination, as well as, provided that such termination of employment constitutes a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (a “Separation from Service”), the severance pay set forth in Section 10.6 or Section 107, as applicable, below. In addition, the parties’ obligations hereunder, except as set forth in the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, Agreement to Arbitrate and Sections 10, 11 and 12 of this Agreement, shall terminate.

10.5.        Termination by Employee. In the event of termination of this Agreement by Executive other than for Good Reason (as defined in Section 10.5.1 below), Executive shall not be entitled to any salary, bonus, benefits, severance pay or other remuneration after the effective date of termination. In addition, the parties’ obligations hereunder, except as set forth in the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, Agreement to Arbitrate and Sections 10, 11 and 12 of this Agreement, shall terminate.

10.5.1.     Resignation for Good Reason. In the event that Executive resigns his or her employment and terminates this Agreement for Good Reason, then, provided that such resignation constitutes a Separation from Service, Executive shall be entitled to the severance pay set forth in Section 10.6 or Section 10.7, as applicable, below. In addition, the parties’ obligations hereunder, except as set forth in the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, Agreement to Arbitrate and Sections 10, 11 and 12 of this Agreement, shall terminate. Good Reason shall be defined as the occurrence of any of the following events or conditions without Executive’s written consent:

(i)             a material diminution in Executive’s authority, duties or responsibilities;

(ii)            a material diminution in Executive’s base salary or target annual bonus level;

(iii)           a material change in the geographic location at which Executive must perform his or her duties, which shall not include a relocation of Executive’s principal place of employment to any location within a fifty (50) mile radius of the location from which Executive served the Company immediately prior to the relocation;

(iv)           a material breach of this Agreement by the Company or the failure of the Company to obtain an agreement from any successor to the Company in a Change in Control (as defined below) to assume and agree to perform this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the occurrence of such event or the date upon which Executive reasonably became aware that such an event or condition had occurred. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the date notice was provided by Executive.

10.6.        Effect of Termination (Severance Pay). Upon termination of Executive’s employment and this Agreement by the Company without Cause pursuant to Section 10.4 or by Executive for Good Reason pursuant to Section 10.5.1 above, and provided that such termination constitutes a Separation from Service and provided further that Executive executes and does not revoke a general release of claims satisfactory to the Company within thirty (30) days following the date of termination, Executive shall be entitled to; (1) twenty-four (24) months of severance pay at the then-existing Base Salary (the “Severance Pay”), (2) an amount equal to any accrued and earned annual bonus for the completed fiscal year immediately preceding the date of termination that has been declared by the Compensation Committee but not yet paid as of the date of termination, payable as soon as practicable after the date of termination, (3) a pro-rated annual bonus for the year of termination, payable based on actual performance (as determined by the Board or Compensation Committee in good faith) after the end of the fiscal year in which the termination date occurs and at the same time as annual performance bonus payments are made to other senior Company executives (the “Pro Rata Bonus”), and (4) if Executive elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement (or direct payment to the carrier) for the Company-paid portion of the applicable COBRA premiums for Executive and Executive’s covered dependents under such plans (at the same cost sharing levels as in effect for similarly-situated active employees) during a period commencing immediately upon the date of termination and ending on the earliest of (x) the twelve (12) month anniversary of the Executive’s Separation from Service, (y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA and (z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). The Severance Pay shall be payable in equal installments at the same time and in the same manner as such Base Salary had been paid prior to such termination; provided that any payments required to be made prior to the thirtieth (30th) day following the date of termination of employment (the “First Pay Date”) shall be paid in a single lump sum on the first regularly scheduled payroll date on or following the First Pay Date. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

10.7         Change in Control. Executive acknowledges that, prior to the Original Effective Date, he had previously entered into that certain Executive Change in Control Severance Agreement with the Company (the “CIC Agreement”). Executive and the Company further agree that the Prior Agreement superseded and replaced the CIC Agreement and that from and after the Original Effective Date, the CIC Agreement shall be null and void ab initio. Executive and the Company further agree that in the event Executive’s employment is terminated by the Company without Cause pursuant to Section 10.4 or by Executive for Good Reason pursuant to Section 10.5.1 above, in either case within two years after the date of a Change in Control, and provided that such termination constitutes a Separation from Service, then Executive shall receive the same severance benefits as are set forth in Section 10.6 above and subject to the same requirement to sign and not revoke a general release of claims within thirty (30) days following the date of termination; provided, however, that (i) Severance Pay shall be paid in a single lump sum as soon as practicable after the date of termination, (ii) the Pro Rata Bonus shall be based on Executive’s target annual bonus amount and paid as soon as practicable after the date of termination, (iii) Executive shall additionally receive an amount equal to 200% of Executive’s target annual bonus for the year of the Separation of Service, paid as soon as practicable after the date of termination, and (iv) all unvested equity or equity-based awards granted under any equity compensation plans of the Company shall immediately become 100% vested, provided that, unless a provision more favorable to Executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement. For purposes of this Agreement, “Change in Control” means:

(i)            a transaction or series of transactions occurring after the Original Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such transaction; or

(ii)            the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) after the Original Effective Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)            which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)            after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, no transaction, event or occurrence shall constitute a Change in Control for purposes of this Agreement, unless such transaction, event or occurrence also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

11.           Other Conditions of Employment.

11.1.        Employee Confidentiality, Proprietary Rights and Non-Solicitation; Agreement to Arbitrate; and Non-Competition. Executive’s acknowledges his prior execution of (i) that certain Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement (the “Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement”) and (ii) Agreement to Arbitrate (the “Agreement to Arbitrate”), each of which were executed by Executive in connection with his commencement of employment with the Company and its subsidiaries in 2013. Executive expressly acknowledges and agrees that the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement and Agreement to Arbitrate remain in full force and effect in accordance with their terms and such agreements are expressly incorporated herein by reference. In addition, during the period in which Executive is receiving any compensation from the Company (including and no less than the severance period) and for a twelve-month period thereafter, Executive shall not engage in, or be employed by, a business or organization that renders the same or similar services as the Company or otherwise competes with the Company or its business. In applying this non-competition provision, the Company will not unreasonably withhold its consent for future employment with entities that are not direct competitors or offer substantially the same or similar services as the Company.

11.2.        Policies and Procedures. Executive’s employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

12.           Miscellaneous.

12.1         Entire Agreement. The terms described in this Agreement, together with the Employee Confidentiality, Proprietary Rights and Non-Solicitation Agreement, and Agreement to Arbitrate, both incorporated herein by reference, set forth the entire understanding between Executive and the Company, and supersede any prior representations or agreements, whether written or oral, with respect to the subject matter hereof, including, without limitation, the CIC Agreement, that certain employment offer letter agreement dated May 1, 2013 entered into by Executive in connection with his initial commencement of employment with the Company and the Prior Agreement. No term or provision of this Agreement may be amended waived, released, discharged or modified except in writing, signed by Executive and an authorized officer of the Company, except as otherwise specifically provided herein.

12.2.        Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to conflict of law principles. If any legal action is initiated by either party arising from or related to this Agreement, the parties agree to the exclusive jurisdiction of the courts of Fairfax County, Virginia.

12.3.        Successors. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. In that this Agreement constitutes a non-delegable personal services agreement, it may not be assigned by Executive and any attempted assignment by Executive in violation of this covenant shall be null and void.

12.4.        Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and all such remaining provisions shall remain in full force and effect.

12.5.        Waiver. The failure of either party to insist on strict compliance with any of the terms of this Agreement will not be deemed to be a waiver of any terms of this Agreement or of the party’s right to require strict compliance with the terms of this Agreement in any other instance.

12.6.        Notices. All notices, demands, or requests provided for or permitted to be given pursuant to this Agreement must be given in writing, unless otherwise specified, and shall be deemed to have been properly given, delivered, or served by depositing the same in the United States mail, postage prepaid, certified or registered mail, with deliveries to be made to the following addresses:

If to Executive:

James Rhyu, at the address contained in the Company’s Human Resources records.

If to the Company:

Attn: General Counsel

Stride, Inc.

2300 Corporate Park Drive

Herndon, VA 20171

Either party may change such party’s address for notices as necessary by notice given pursuant to this Section.

13.           Captions. Section headings used in this Agreement are for convenience of reference only and shall not be considered a part of this Agreement.

14.           Amendments and Further Assurances. This Agreement may be amended or modified from time to time, but only by written instrument executed by all the parties hereto. No variations, modifications, or changes herein or hereof shall be binding upon any party except as set forth in such a written instrument. The parties will execute such further instruments and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

15.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

16.           Representations by Executive: Executive represents and warrants that:

(a)            Executive is free to enter into and perform each of the terms and conditions of this Agreement. Executive is not subject to any agreement, judgment, order or restriction that would be violated by Executive being employed by the Company or that in any way restricts the services that may be rendered by Executive for the Company. Executive’s execution of this Agreement and performance of Executive’s obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity. In addition, Executive has disclosed to the Company the educational and religious institutions to which Executive has made charitable contributions and donated his services prior to entering into this Agreement, and the Company has determined that a continuation of those activities after execution of this Agreement, absent a material change in the status of those institutions as they relate to the Company, is consistent with the Company’s Code of Business Conduct and Ethics.

(b)            Executive has carefully considered the nature and extent of the restrictions and covenants in this Agreement and Executive agrees that they will not prevent Executive from earning a livelihood after employment with the Company and that they are fair, reasonable and necessary to protect and maintain the proprietary interests, goodwill and other legitimate business interests of the Company in view of the following facts: (i) Executive will hold a position of confidence and trust with the Company as a result of Executive’s employment with the Company, access to confidential financial and other information, and relationship with the customers, suppliers and other employees of the Company, (ii) it would be impossible for Executive to be employed or engaged in a directly competitive business to that of the Company as described in Section 11.1 of this Agreement without inevitably using the Company’s proprietary information, and (iii) Executive has broad skills that will permit gainful employment in many areas and businesses outside the scope of the Company’s business.

(c)            Executive acknowledges that but for the above representations and warranties of Executive; the Company would not employ Executive or enter into this Agreement.

17.            Parachute Payments.

(i)            It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii)            The Total Payments shall be reduced by the Company in the following order: (w) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code.

(iii)            All determinations regarding the application of this Section 17 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (“Independent Advisors”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (x) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (y) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation and (z) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(iv)            In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 17, the excess amount shall be returned immediately by Executive to the Company, plus interest at a rate equal to 120% of the semi-annual applicable federal rate as in effect at the time of the Change in Control.

18.            Section 409A.

(a)            Compliance. In the event that following the date hereof the Company or Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(b)            In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement shall be provided in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(iv), such that any in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and any in-kind benefits and reimbursements shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

(c)            Distribution. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 10.6 or 10.7 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 17(c) shall be paid in a lump sum to Executive. Thereafter, payments will resume in accordance with this Agreement. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance there under (including without limitation Treas. Reg. Section 1.409A-1(i)). This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties.

Please acknowledge your acceptance of the terms of this Agreement by signing the enclosed copy of this letter and returning it to me as soon as possible. Should you have any questions, please feel free to contact me.

Sincerely,

Nathaniel A. Davis, Executive Chairman

[Countersignature Page Follows]

Agreed and Accepted:

/s/ James Rhyu
James Rhyu

Date:	2/25/2022